Exhibit 23.9

Consent of Independent Registered Public Accounting Firm

Cellu Tissue Holdings, Inc.

1855 Lockeway Drive, Suite 501

Alpharetta, GA 30004

We hereby consent to the use in the Prospectus constituting a part this Registration Statement of our report dated February 19, 2008, except for Note 14 as to which the date is September 18, 2008 on our audit of the combined financial statements of Atlantic Paper & Foil Corp. of New York, Atlantic Lakeside Properties LLC, Atlantic Paper & Foil LLC, Atlantic Paper and Foil of Georgia LLC, Blue Skies EL 600, LLC, 260G Ventures LLC and Consumer Licensing Corp. as of and for the year ended December 31, 2007 which are contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

BDO Seidman, LLP

Melville, New York

August 6, 2009